UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 21, 2020

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland

(Address of principal executive offices, including zip code)

011-353-1-634-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	JAZZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on December 19, 2019, Jazz Pharmaceuticals Ireland Limited (the “Company”), a subsidiary of Jazz Pharmaceuticals plc (“Jazz Pharmaceuticals”), entered into an exclusive license agreement (the “Agreement”) with Pharma Mar, S.A. (“PharmaMar”) pursuant to which PharmaMar granted to the Company an exclusive license under PharmaMar’s patents and know-how to develop and commercialize lurbinectedin in the United States. The effectiveness of the Agreement was subject to the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The applicable waiting period under the HSR Act expired on January 21, 2020, and the Agreement became effective.

Under the Agreement, PharmaMar is responsible for continuing ongoing clinical trials of lurbinectedin. PharmaMar is also responsible for conducting any post-approval commitment studies that are required by the U.S. Food and Drug Administration with respect to any regulatory approval of lurbinectedin in small cell lung cancer. Under a separate agreement to be executed by the parties within a specified time period, PharmaMar will supply the Company with launch quantities of lurbinectedin drug product and on an ongoing basis will supply the Company with the active pharmaceutical ingredient for lurbinectedin.

Pursuant to the terms of the Agreement, the Company will pay PharmaMar an upfront payment of $200 million and will be obligated to pay PharmaMar up to $250 million in regulatory milestone payments based on the achievement of accelerated and/or full regulatory approval of lurbinectedin in small cell lung cancer in the United States within specified timeframes. PharmaMar is also eligible to receive tiered royalties from the high teens percentage up to 30% on net sales of lurbinectedin in the United States, subject to customary royalty reductions, and commercial milestone payments of up to $550 million once certain sales levels have been achieved in the United States. The Company may also be obligated to pay additional milestone payments upon receipt of regulatory approval of lurbinectedin in additional indications, with any such milestone payments creditable against the Company’s commercial milestone payment obligations.

The term of the Agreement will extend until the latest of: (i) expiration of the last PharmaMar patent covering lurbinectedin in the United States (subject to certain exclusions), (ii) expiration of regulatory exclusivity for lurbinectedin in the United States and (iii) 12 years after the first commercial sale of lurbinectedin in the United States. The Company also has the right to terminate the Agreement at will upon a specified notice period, provided that the effective date of such termination is not within one year of the signing of the Agreement. Either party can terminate the Agreement for the other party’s uncured material breach or bankruptcy.

The foregoing summary of certain terms of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	License Agreement, dated as of December 19, 2019, between Pharma Mar, S.A. and Jazz Pharmaceuticals Ireland Limited

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain portions of this agreement have been omitted because the omitted portions are both not material and would likely cause competitive harm if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Neena M. Patil
Name:	Neena M. Patil
Title:	Senior Vice President and General Counsel

Date: January 22, 2020